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                                                                    EXHIBIT 99.1

                            ACTION TAKEN BY WRITTEN
                          CONSENT OF THE STOCKHOLDERS
                                       OF
                             TANTAU SOFTWARE, INC.

    In accordance with Section 228 of the Delaware General Corporation Law, the undersigned, being a holder of shares of Tantau Software, Inc., a Delaware corporation (the "COMPANY"), does hereby consent to the adoption and approval of the resolutions set forth below to the same extent and to have the same force and effect as if such resolutions were adopted and approved by the vote of the undersigned at a special meeting of the stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such resolutions.

    WHEREAS, the undersigned has received from the Company a copy of the
Information Statement/ Prospectus dated             describing the proposed
merger between the Company and a subsidiary of 724 Solutions Inc.; and

    WHEREAS, the undersigned has thoroughly read and reviewed the Information Statement/ Prospectus, including all exhibits thereto.

    RESOLVED, that the undersigned hereby consents to, approves and adopts together as one matter:

       - the Agreement and Plan of Merger, dated as of November 29, 2000, by and among 724 Solutions Inc., Saturn Merger Sub, Inc., a wholly owned subsidiary of 724 Solutions, and Tantau Software, Inc.;

       - the merger, under the terms of the merger agreement, of Saturn Merger Sub with and into Tantau, by which Tantau will become a wholly owned subsidiary of 724 Solutions; and

       - the appointment of Joseph Aragona as representative of the Tantau stockholders, including the undersigned, under the indemnification and escrow agreement.

    IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date written below and the Written Consent is given in respect of the number and class of shares of the Company specified below.

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
                                                          By:Name:
                                                             Title:

                                                          Dated:

                                                          Number of shares of
                                                          Common Stock:

                                                          Series A Preferred Stock:

                                                          Series B Preferred Stock:
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